Exhibit 4

Stockholder Voting Agreement

This Voting Agreement (this “Agreement”), dated as of August 25, 2023, is entered into by and among Grey Rock Energy Partners GP II, L.P., a Delaware limited partnership (“Grey Rock GP II”), the other undersigned stockholders (each a “Stockholder” and, collectively, together with Grey Rock GP II, the “Stockholders”) of Granite Ridge Resources, Inc., a Delaware corporation publicly traded on the New York Stock Exchange under the ticker symbol “GRNT” (“GRNT”), and Grey Rock Energy Partners GP III, L.P., a Delaware limited partnership (“Grey Rock GP III”).

RECITALS:

WHEREAS, each Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock of GRNT (the “GRNT Common Stock”) Beneficially Owned (as defined below) by each Stockholder and set forth on the attached Exhibit A (the “Original Shares” and, together with any additional shares of GRNT Common Stock acquired pursuant to Section 6 hereof, the “Shares”); and

WHEREAS, each Stockholder desires to enter into this Agreement for purposes of voting such Shares of GRNT Common Stock in the same manner as Grey Rock GP III votes the GRNT Common Stock it controls.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Stockholders hereto, intending to be legally bound, do hereby agree as follows:

1.            Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

(a)           “Affiliate” means, with respect to a party, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with that party. For the purpose of this definition, “control” when used with respect to a Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

(b)           “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(c)            “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

(d)            “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or any other entity or organization, including a government, a political subdivision, or an agency or instrumentality thereof.

2.              Representations of Stockholders. Each Stockholder represents and warrants, severally and not jointly, that:

(a)            Ownership of Shares. Such Stockholder: (i) is the Beneficial Owner of, and has good and marketable title to, all of the Original Shares, free and clear of any proxy, voting restriction, adverse claim, or other liens, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole voting and sole disposition power over all of the Original Shares. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)            Disclosure of All Shares Owned. Such Stockholder does not Beneficially Own any shares of GRNT Common Stock other than the Original Shares.

(c)            Power and Authority; Binding Agreement. Such Stockholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including delivering the proxy described in Section 3(b) below). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally.

(d)            No Conflict. The execution and delivery of this Agreement by each Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law applicable to Stockholder or result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any lien on any of the Shares pursuant to, any agreement or other instrument or obligation (including organizational documents) binding upon Stockholder or any of the Shares.

(e)            No Consents. No consent, approval, or authorization of, or registration, declaration, or filing with, any governmental entity or any other Person on the part of Stockholder is required in connection with the valid execution, delivery, or performance of this Agreement.

(f)            No Litigation. There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or otherwise) (each an “Action”) pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3.              Agreement to Vote Shares; Irrevocable Proxy.

(a)            Agreement to Vote and Approve. Each Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of GRNT called with respect to any matter, and at every adjournment or postponement thereof, and for every action or approval by written consent or consents of GRNT stockholders with respect to any matter, to vote or cause the holder of record to vote the Shares in accordance with the affirmative or negative vote of Grey Rock GP III.

(b)            Irrevocable Proxy. Each Stockholder hereby appoints Grey Rock GP III and any designee of Grey Rock GP III, and each of them individually, until the Expiration Date (as defined below) (at which time this proxy shall automatically be revoked), as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by any Stockholder with respect to the Shares. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of each Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.            No Voting Trusts or Other Arrangement. Each Stockholder agrees that, during the term of this Agreement, Stockholder will not, and will not permit any Person under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares outside of this Agreement.

5.            Transfer and Encumbrance. Each Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, without the prior written consent of Grey Rock GP III, transfer, sell, offer, exchange, assign, gift, pledge, convey any legal or Beneficial Ownership interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law, or otherwise), or encumber (each, a “Transfer”), any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, this Section 5 shall not prohibit a Transfer of the Shares by Stockholder to: (a) any member of Stockholder’s immediate family; (b) a trust under which distributions may be made only to the Stockholder or any member of Stockholder’s immediate family; (c) Stockholder’s executors, administrators, testamentary trustees, legatees, or beneficiaries, for bona fide estate planning purposes by will or by the laws of intestate succession/to an Affiliate of Stockholder, or (d) upon foreclosure of any pledge in the Shares entered into prior to the date hereof (or any pledge of Shares after the date hereof to which Grey Rock GP III has consented); provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Grey Rock GP III, to be bound by all of the terms of this Agreement.

6.            Additional Shares. Each Stockholder agrees that all shares of GRNT Common Stock that Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of, after the execution of this Agreement and prior to the Expiration Date, shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of GRNT affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

7.            Termination. This Agreement shall continue indefinitely and only terminate upon thirty (30) days prior written notice delivered to Grey Rock GP III by the Stockholders holding a majority in interest of the Shares under this Agreement (the “Expiration Date”); provided, however, that (i) this Section 7 shall survive the termination of this Agreement and remain in full force and effect, and (ii) nothing in this Section 7 shall relieve or otherwise limit the liability of any Stockholder for any intentional breach of this Agreement prior to such termination.

8.            No Agreement as Director or Officer. Each Stockholder has entered into this Agreement solely in the Stockholder’s capacity as the record and Beneficial Owner of the Shares (and not in any other capacity, including any capacity as a director or officer of GRNT or its subsidiaries). Nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as a director or officer of GRNT or its subsidiaries, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Stockholder from exercising Stockholder’s fiduciary duties as a director or officer to GRNT, its subsidiaries, or their respective stockholders.

9.            Further Assurances. Each Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Grey Rock GP III may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

10.          Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, each Stockholder hereby authorizes GRNT or its counsel to notify GRNT’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by GRNT following the Expiration Date.

11.          Specific Performance. Each Stockholder hereto acknowledges that it will be impossible to measure in money the damage to the other Stockholders if a Stockholder fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Stockholders will not have an adequate remedy at law or in damages. Accordingly, each Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Stockholders has an adequate remedy at law. Each Stockholder hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other Stockholder seeking or obtaining such equitable relief.

12.          Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Stockholders with respect to the subject matter hereof and contains the entire agreement between the Stockholders with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the Stockholders. No waiver of any provisions hereof by a Stockholder shall be deemed a waiver of any other provisions hereof by such Stockholder, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Stockholder.

13.          Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Stockholders at the addresses attached hereto as Exhibit B (or at such other address for a Stockholder as shall be specified in a notice given in accordance with this Section 13).

14.          Miscellaneous.

(a)          Governing Law. This Agreement, and all legal actions (whether based on contract, tort, or statute) arising out of or relating to, or in connection with this Agreement or the actions of any of the Stockholders in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule.

(b)            Submission to Jurisdiction. Each of the Stockholders irrevocably agrees that any legal action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Stockholders or its successors or assigns shall be brought and determined exclusively in the state and federal courts of Dallas County, Texas. Each of the Stockholders hereby irrevocably submits with regard to any such legal action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Stockholders hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any legal action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 14(b); (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by applicable law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(C).

(d)            Severability. If any term or provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Stockholders shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Stockholders as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(f)            Interpretation. The section headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a section, such reference shall be to a section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if,” and the word “or” is not exclusive. The definitions of terms defined herein shall apply equally to the singular and plural forms of such terms.

(g)            Assignment. No Stockholder may assign any of its rights or obligations under this Agreement without the prior written consent of the other Stockholders holding a majority in interest of the Shares at such time. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Stockholders and their respective successors and permitted assigns. Any assignment contrary to the provisions of this Section 14(g) shall be null and void.

(h)            No Third-Stockholder Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Stockholders and their respective successors and permitted assigns, any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

STOCKHOLDERS:

/s/ Matt Miller
Matt Miller

/s/ Griffin Perry
Griffin Perry

/s/ Thad Darden
Thad Darden

/s/ Kirk Lazarine
Kirk Lazarine

GREY ROCK GP II:

Grey Rock Energy Partners GP II, L.P.

By:	GREP GP II, LLC
Its general partner

By:	/s/ Matt Miller
Matt Miller
Manager

GREY ROCK GP III:

Grey Rock Energy Partners GP III, L.P.

By:	GREP GP III, LLC
Its general partner

By:	/s/ Matt Miller
Matt Miller
Manager

Exhibit A

Share Register

Name of Stockholder	Number of Shares of GRNT Common Stock Beneficially Owned as of the Date of this Agreement
Matt Miller	595,787
Griffin Perry	545,588
Thad Darden	187,346[1]
Kirk Lazarine	541,708
Grey Rock Energy Partners GP II, L.P.	10,558,213
Grey Rock Energy Partners GP III, L.P.	63,529,285

1 37,584 of these shares are held by Monticello Avenue LLC.

Exhibit B

Notice Information

Name of Stockholder	Notice Information
Matt Miller	5217 McKinney Ave., Suite 400 Dallas, Texas, 75205 Email: matt@grey-rock.com
Griffin Perry	5217 McKinney Ave., Suite 400 Dallas, Texas, 75205 Email: griffin@grey-rock.com
Thad Darden	5217 McKinney Ave., Suite 400 Dallas, Texas, 75205 Email: thad@grey-rock.com
Kirk Lazarine	5217 McKinney Ave., Suite 400 Dallas, Texas, 75205 Email: kirk@grey-rock.com
Grey Rock Energy Partners GP II, L.P.	5217 McKinney Ave., Suite 400 Dallas, Texas, 75205 Email: emily@grey-rock.com
Grey Rock Energy Partners GP III, L.P.	5217 McKinney Ave., Suite 400 Dallas, Texas, 75205 Email: emily@grey-rock.com